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As filed with the Securities and Exchange Commission on October 11, 2006

Registration No. 333-137328

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AEP INDUSTRIES INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	22-1916107 (IRS Employer Identification Number)

125 Phillips Avenue
South Hackensack, New Jersey 07606-1546
(201) 641-6600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paul M. Feeney
Executive Vice President, Finance
AEP Industries Inc.
125 Philips Avenue
South Hackensack, New Jersey 07606-1546
(201) 641-6600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Michael S. Ben, Esq.
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3506
(313) 465-7316

Approximate date of commencement of proposed sale to the public:
from time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 11, 2006

PROSPECTUS

         1,324,268 Shares

AEP INDUSTRIES INC.

Common Stock

        This prospectus relates to the resale of 1,324,268 shares of our common stock that may be offered or sold from time to time by the selling shareholders (which term as used in this prospectus includes their respective pledges, donees, transferees and other successors in interest) named in this prospectus. We will not receive any proceeds from the sale of the shares of our common stock covered by this prospectus. The shares of our common stock that may be resold by the selling shareholders constitute 17% of our issued and outstanding common stock as of October 6, 2006. See "Selling Shareholders" beginning on page 15 for a complete description of the selling shareholders and the respective manner in which they acquired such shares.

        The selling shareholders may sell the shares covered by this prospectus in public or private transactions and at prices related to the prevailing market prices or at negotiated prices. The public offering price and the amount of any underwriting discount or commissions will be determined at the time of sale. See "Plan of Distribution" beginning on page 17 for additional information on the manner in which such shares may be sold and related matters.

        Our common stock is listed on the NASDAQ Global Market under the symbol "AEPI." On October 6, 2006, the closing price for our common stock on the NASDAQ Global Market was $43.58 per share.

        Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not, and the selling shareholders have not, authorized any person to provide any additional information or information different from that contained or incorporated by reference in this prospectus and in any prospectus supplement. The prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any state in which the offer or sale is not permitted.

        The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since such dates.

        In this prospectus, "the Company", "we," "us" and "our" and similar words refer to AEP Industries Inc. and its subsidiaries and do not refer to the selling shareholders.

PROSPECTUS SUMMARY

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process, pursuant to which the selling shareholders may from time to time sell their shares of our common stock in one or more transactions. Each time a selling shareholder sells securities under the shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference, which is further described under "Incorporation of Certain Information by Reference."

Our Business

        We are a leading manufacturer of plastic packaging films. We manufacture and market an extensive and diverse line of polyethylene, polyvinyl chloride and polypropylene flexible packaging products, with consumer, industrial and agricultural applications. We believe we are a market leader, based on sales volume, in North America in most of our core product lines, with the number one market share in polyvinyl chloride food wrap, the number two market share in polyethylene custom film and the number three market share in polyethylene stretch films. Our plastic packaging films are used in the packaging, transportation, beverage, food, automotive, pharmaceutical, chemical, electronics, construction, agriculture and textile industries.

        Our principal manufacturing operations are located in the United States and Canada and in the Netherlands.

        We manufacture both industrial grade products, which are manufactured to general industry specifications, and specialty products, which are manufactured under more exacting standards to assure certain required chemical and physical properties. Specialty products generally sell at higher margins than industrial grade products.

        We believe that the product costs for most of our core products are among the lowest in the industry due to geographic proximity of our manufacturing sites to key metropolitan areas, the production flexibility built into our manufacturing facilities and economies of scale and purchasing efficiencies resulting from our size. We believe we maintain good relations with our suppliers and have long-standing relationships with many of our customers, which we attribute to our ability to consistently manufacture high-quality products and provide timely delivery and superior customer service, particularly in product markets that are commoditized. We have had a relationship with our current top 10 North American customers, based on net sales, for an average period of more than 10 years.

        AEP Industries Inc. was organized under the laws of the State of New Jersey in 1970 and reincorporated under the laws of the State of Delaware in 1985. Our principal executive offices are located at 125 Phillips Avenue, South Hackensack, New Jersey 07606-1546, and our telephone number at that address is (201) 641-6600.

RISK FACTORS

        Investment in our common stock involves a high degree of risk and uncertainty. You should carefully consider each of the risks and uncertainties described below, as well any amendments or updates to our risk factors reflected in subsequent filings with the SEC, before you decide to invest in our common stock. If any of the following risks and uncertainties actually occurs, our business, financial condition and results of operations could be severely harmed. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Industry Risks

Our business is dependent on the price and availability of resin, our principal raw material, and our ability to pass on resin price increases to our customers.

        The principal raw materials that we use in our products are polyethylene, polypropylene and polyvinyl chloride resins. Our ability to operate profitably is dependent, in large part, on the markets for these resins. We use resins that are derived from petroleum and natural gas, and therefore prices of such resins fluctuate substantially as a result of changes in petroleum and natural gas prices, demand and the capacity of resin suppliers. Instability in the world markets for petroleum and natural gas could adversely affect the prices of our raw materials and their general availability.

        Our ability to maintain profitability is heavily dependent upon our ability to pass through to our customers the full amount of any increase in raw material costs. If there is overcapacity in the production of any specific product that we manufacture and sell, we frequently are not able to pass through the full amount of any cost increase. If resin prices increase and we are not able to fully pass on the increases to our customers, our results of operations and our financial condition will be adversely affected.

Intense competition in the flexible packaging markets may adversely affect our operating results.

        The business of supplying plastic packaging products is extremely competitive. The competition in our market is highly price sensitive, while we also compete on the basis of quality, service, timely delivery and differentiation of product properties. We face intense competition from numerous competitors, including from local manufacturers which specialize in the extrusion of a limited group of products, which they market nationally, and a limited number of manufacturers of flexible packaging products which offer a broad range of products and maintain production and marketing facilities domestically and internationally. Certain of our competitors may have extensive production facilities, well-developed sales and marketing staffs and greater financial resources than we do. We believe that there are few barriers to entry into many of our product markets. As a result, we have experienced, and may continue to experience, competition from new manufacturers. When new manufacturers enter the market for a plastic packaging product or existing manufacturers increase capacity, they frequently reduce prices to achieve increased market share. In addition, we compete with manufacturers of non-plastic packaging products, many of which can offer consumers non-plastic packaging solutions. Many of these competitors have greater financial resources than we do and such competition can result in additional pricing pressures, reduced sales and lower margins. An increase in competition could result in material selling price reductions or loss of our market share, which could materially adversely affect our operations, financial condition and cash flows. There can be no assurance that we will be able to compete successfully in the markets for our products or that competition will not intensify.

We are subject to various environmental and health and safety laws and regulations which govern our operations and which may result in potential liability, and consumer preferences and ongoing health and safety studies on plastics and resins may adversely affect our business.

        Our operations are subject to various federal, state, local and foreign environmental laws and regulations which govern:

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  discharges into the air and water;

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  the storage, handling and disposal of solid and hazardous waste;

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  the remediation of soil and ground water contaminated by petroleum products or hazardous substances or waste; and

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  the health and safety of our employees.

        Compliance with these laws and regulations may require material expenditures by us. Actions by federal, state, local and foreign governments concerning environmental and health and safety matters could result in laws or regulations that could increase the cost of manufacturing our products. In addition, the nature of our current and former operations and the history of industrial uses at some of our manufacturing facilities expose us to the risk of liabilities or claims with respect to environmental and worker health and safety matters. We may also be exposed to claims for violations of environmental laws and regulations by previous owners or operators of our property. In addition, the presence of, or failure to remediate, hazardous substances or waste may adversely affect our ability to sell or rent any property or to use it as collateral for a loan. We also may be liable for costs relating to the investigation, remediation or removal of hazardous waste and substances from a disposal or treatment facility to which we or our predecessors sent waste or materials.

        Additionally, a decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect on our business, financial condition and results of operations. Also, continuing studies of potential health and safety effects of various resins and plastics, including polyvinyl chlorides and other materials that we use in our products, are being conducted by industry groups, government agencies and others. The results of these studies, along with the development of any other new information, may adversely affect our ability to market and sell certain of our products or may give rise to claims for damages from persons who believe they have been injured by such products, any of which could adversely affect our operations and financial condition.

The loss of a key supplier could lead to increased costs and lower profit margins.

        Resin costs comprised approximately 72% of our total consolidated cost of sales from continuing operations during the nine months ended July 31, 2006. We rely on three principal suppliers for our resin that provided us with approximately 27%, 21% and 18%, respectively, of our consolidated resin supply for the nine months ended July 31, 2006. The loss of any of these resin suppliers would force us to purchase resin in the open market, which may be at higher prices, until we could secure another source of resin and such higher prices may not allow us to remain competitive. In addition, the resin supply in our industry is limited, and a loss of one of our suppliers may not be replaceable through open market purchases or through a supply arrangement with another supplier. If we are unable to obtain resin in sufficient quantities, we may not be able to manufacture our products. Even if we were able to replace one of our resin suppliers through another supply arrangement, there can be no assurance that the terms that we enter into with such alternate resin supplier will be as favorable as the resin supply arrangements that we currently have.

Company Risks

We have limited contractual relationships with our customers and, as a result, our customers may unilaterally reduce the purchase of our products.

        We generally do not enter into long-term contractual relationships with our customers. As a result, our customers may unilaterally reduce the purchase of our products or, in certain cases, terminate existing orders for which we may have incurred significant production costs. Any loss of several customers could, in the aggregate, materially adversely affect our operations, financial condition and cash flows.

Our business may be adversely affected by risks associated with foreign operations.

        Approximately 13% of our consolidated net sales from continuing operations for the nine months ended July 31, 2006 were generated from operations conducted outside North America. Conducting an international business inherently involves a number of difficulties and risks, including the following:

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  currency fluctuations;

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  restrictions on our ability to cause our subsidiaries to transfer cash to us;

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  requirements relating to withholding taxes on transfers from our subsidiaries to us;

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  inflation;

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  compliance with existing and changing regulatory requirements;

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  export restrictions, tariffs and other trade barriers;

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  difficulties in staffing and managing international operations and redundancy costs which limit our ability to reduce staff;

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  longer payment cycles;

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  problems in collecting accounts receivable;

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  political instability and economic downturns;

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  seasonal reductions in business activity in Europe during the summer months; and

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  potentially adverse tax consequences.

        We have experienced and may continue to experience any or all of these risks. Any of these factors may materially adversely affect our sales, profits, cash flow and financial position.

Our international operations subject us to currency translation risk and currency transaction risk which could cause our results to fluctuate significantly from period to period.

        The financial condition and results of operations of each foreign subsidiary are reported in the relevant local currency and then translated into U.S. dollars at the applicable currency exchange rate for inclusion in our consolidated financial statements. Exchange rates between these currencies, especially the euro, and U.S. dollars in recent years have fluctuated significantly and may do so in the future. In recent years, as a result of the strength of the euro compared to the U.S. dollar, our operating results in U.S. dollars were positively affected upon translation. The positive impact of the strengthening euro may not continue in the future and may even reverse if the euro declines in value compared to the U.S. dollar.

        Furthermore, we incur currency transaction risk whenever one of our subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. Given the volatility of exchange rates, we may not be able to effectively manage our currency transactions and/or translation risks. Volatility in currency exchange rates may cause our profits to decrease or result in a loss.

We may, from time to time, experience problems in our labor relations.

        In North America, unions represent 297 employees, or 18% of our North American workforce, at July 31, 2006, under three collective bargaining agreements. One agreement expires in February 2007, one agreement in our West Hill, Ontario, Canada facility6 expires in March 2008, and the other agreement expires in January 2010. Although we believe that our present labor relations with our North American employees are satisfactory, our failure to renew these agreements on reasonable terms could result in labor disruptions and increased labor costs, which could adversely affect our financial performance. Further, we have collective bargaining agreements at our facility in the Netherlands, covering substantially all of the hourly employees. Changes in these agreements, over which we have no control7, could adversely affect our operations and financial condition.

        We cannot assure you that our relations with the unionized portion of our workforce will remain positive or that such employees will not initiate a strike, work stoppage or slowdown in the future. In the event of such an action, our business, prospects, results of operations and financial condition could be adversely affected and we cannot assure you that we would be able to adequately meet the needs of our customers using our remaining workforce. In addition, we cannot assure you that we will not have similar actions with our non-unionized workforce or that our non-unionized workforce will not become unionized in the future.

Loss of third-party transportation providers upon whom we depend or increases in fuel prices could increase our costs or cause a disruption in our operations.

        We depend upon third-party transportation providers for delivery of our products to our customers. Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, including, but not limited to, shortages of truck drivers, disruptions in rail service, decreases in ship building or increases in fuel prices, could increase our costs and disrupt our operations and our ability to service our customers on a timely basis. In addition, recent rising fuel prices have resulted in increasing transportation costs and have adversely affected our operations and financial condition.

We are dependent on the management experience of our key personnel and our ability to attract and retain additional personnel.

        We are dependent on the management experience and continued services of our executive officers, including J. Brendan Barba, our President and Chief Executive Officer, and Paul M. Feeney, our Chief Financial Officer. On May 9, 2005, we entered into employment agreements with Mr. Barba and Mr. Feeney, as well as each of the following executives of the Company: John J. Powers, David J. Cron, Paul C. Vegliante, Robert Cron and Lawrence R. Noll. These agreements were effective as of November 1, 2004 and have an initial term of three years and may be extended for successive periods of one year, unless either party gives written notice to the other at least 180 days prior to the expiration of the then current term that he or it does not wish to extend the agreement beyond the term. The employment agreements also include terms relating to severance upon termination or a change of control, confidentiality, non-competition, non-solicitation and other customary provisions.

        In addition, our continued growth depends on our ability to attract and retain experienced key employees. Competition for qualified employees is intense, and the loss of such persons, or an inability to attract, retain and motivate additional highly skilled employees, could have a material adverse effect on our results of operations and financial condition and prospects. There can be no assurance that we will be able to retain our existing personnel or attract and retain additional qualified employees.

Our Chief Executive Officer owns a substantial amount of our common stock and has significant influence over our business.

        At October 6, 2006, J. Brendan Barba, our Chairman, President and Chief Executive Officer, beneficially owned 1,107,625 shares of our common stock and had the right to acquire an additional 60,000 shares of our common stock. His voting control over approximately 14% of our common stock gives him substantial influence on the outcome of corporate transactions or other matters submitted to the Board of Directors or shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

Recent legislation, higher liability insurance costs and other increased costs of being public are likely to impact our future consolidated financial position and results of operations.

        Significant regulatory changes, such as the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated as a result of the Sarbanes-Oxley Act, and new accounting pronouncements or regulatory rulings have increased, and in the future are expected to further increase, our general and administrative costs. In addition, insurance companies have significantly increased insurance rates as a result of higher claims since these regulatory changes. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles and adversely affect our financial position and operating results.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002, our reputation and financial condition may be adversely affected.

        In accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404), we are required to include an internal control report of management with our annual report on Form 10-K which relates to our management's assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. That report also is required to include a statement that our independent registered public accounting firm has issued a report on management's assessment and effectiveness of our internal control over financial reporting. In order to achieve compliance with Section 404 within the prescribed period, management has engaged outside consultants and adopted a work plan to assess the adequacy of our internal control over financial reporting, remediate any control weaknesses that may be identified, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Our report for fiscal 2005 included a material weakness, which has since been remediated, related to the Company's failure to maintain effective controls in reviewing and monitoring the components of its income tax provision calculations and the related deferred income taxes, including monitoring the difference between the tax bases and the financial reporting bases of its fixed assets to effectively reconcile the deferred tax balances.

        For subsequent fiscal years, we may not be able to complete the work necessary for our management to issue its management report in a timely manner or we may conclude that our internal control over financial reporting is not effective. In addition, our independent registered public accounting firm may not be able to issue a timely report on our management's assessment and effectiveness of our internal control over financial reporting. Our failure to comply with Section 404, including issuing the management report and obtaining the report of our independent registered public accounting firm and the identification of material weaknesses in internal control over financial reporting, may materially adversely affect our reputation, our financial condition and our stock price.

We experience fluctuations in operating income, which may cause our stock price to fluctuate.

        Our operating income from continuing operations has been subject to significant quarterly and annual fluctuations. These fluctuations can be caused by:

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  global economic conditions;

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  competition;

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  variability in raw material prices;

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  acquisitions;

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  asset sales;

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  business restructuring initiatives;

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  seasonality; and

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  foreign currency fluctuations.

        These fluctuations make it more difficult for investors to compare our operating results to corresponding prior year periods. These fluctuations may also cause our stock price to fluctuate. You should not unduly rely on our results of operations for any particular quarter or year as indicative of our results for a full year or any other period.

Financial Risks

We have a high level of debt relative to our shareholders' equity, which reduces cash available for our business and therefore may adversely affect our ability to obtain additional funds and increases our vulnerability to economic or business downturns.

        We have a substantial amount of debt in relation to our shareholders' equity. As of July 31, 2006, we had:

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  $195.3 million of total debt outstanding (not including capital lease obligations of $3.4 million); and

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  $64.0 million of total shareholders' equity.

        Our substantial debt could have important consequences to you. For example, it could:

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  increase our vulnerability to general adverse economic and industry conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby limiting our ability to fund working capital, capital expenditures and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  place us at a competitive disadvantage compared to our competitors that may have less debt; and

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  limit, among other things, our ability to borrow additional funds.

        We and our subsidiaries may be able to incur substantial additional debt in the future, subject to compliance with the terms of our existing credit facilities and senior notes. As of July 31, 2006, we would have been permitted to borrow up to an additional $120.9 million under our credit facility and an additional $8.0 million in foreign credit facilities. If new debt is added to our current debt levels, the related risks described above that we and our subsidiaries face could intensify.

        In connection with the repurchase of 850,000 shares of our common stock from Third Point in August 2006 for an aggregate purchase price of $30.6 million, we borrowed approximately $9.6 million under our credit facility to finance this transaction.

To service our debt or redeem such debt upon a change of control, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to service our debt and to fund our operations and planned capital expenditures will depend on our operating performance. This, in part, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. If our cash flow from operations is insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, obtain additional equity capital or indebtedness or refinance or restructure our debt. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial cash flow problems and might be required to sell material assets or operations to meet our debt service and other obligations. We cannot assure you as to the timing of such sales or the proceeds that we could realize from such sales.

        A provision of our senior notes requires us, upon a change of control, to offer to purchase the outstanding senior notes. If a change of control were to occur and we could not obtain a waiver or if we do not have the funds to make the purchase, we would be in default under the senior notes, 9which could, in turn, cause any of our debt to become immediately due and payable to which a cross-acceleration or cross-default provision applies. If our debt were to be accelerated, we cannot assure you that we would be able to repay it.

We are subject to a number of restrictive debt covenants which may restrict our business and financing activities.

        Our credit facility, the indenture relating to our senior notes and the agreements relating to the indebtedness of our subsidiaries contain restrictive debt covenants that, among other things, restrict our ability to:

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  borrow money;

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  pay dividends and make distributions;

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  issue stock of subsidiaries;

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  make certain investments;

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  repurchase stock;

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  use assets as security in other transactions;

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  create liens;

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  enter into affiliate transactions;

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  merge or consolidate; and

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  transfer and sell assets.

        In addition, our credit facility and the agreements relating to the indebtedness of our subsidiaries also require us to maintain certain financial tests. These restrictive covenants may limit our ability to expand or to pursue our business strategies. Furthermore, any indebtedness that we incur in the future may contain similar or more restrictive covenants.

        Our ability to comply with the restrictions contained in our credit facility, our senior notes and the agreements relating to the indebtedness of our subsidiaries may be affected by changes in our business condition or results of operations, adverse regulatory developments or other events beyond our control. A failure to comply with these restrictions could result in a default under our credit facility, our senior notes and the agreements relating to the indebtedness of our subsidiaries, or any other subsequent financing agreement, which could, in turn, cause any of our debt to become immediately due and payable to which a cross-acceleration or cross-default provision applies. If our debt were to be accelerated, we cannot assure you that we would be able to repay it. In addition, a default could give our lenders the right to terminate any commitments that they had made to provide us with additional funds.

Forecasting our estimated annual effective tax rate is complex and subject to uncertainty, and material differences between forecasted and actual tax rates could have a material impact on our results of operations.

        Forecasts of our income tax position and resultant effective tax rate are complex and subject to uncertainty because our income tax position for each year combines the effects of a mix of profits and losses earned by us and our subsidiaries in tax jurisdictions with a broad range of income tax rates as well as benefits from available deferred tax assets and costs resulting from tax audits. To forecast our consolidated tax rate, pre-tax profits and losses by jurisdiction are estimated and tax expense by jurisdiction is calculated. If the mix of profits and losses, our ability to use tax credits, or effective tax rates by jurisdiction is different than those estimates, our actual tax rate could be materially different than forecasted, which could have a material impact on our results of operations.

Risks Related to an Investment in Our Common Stock

Our common stock price may be volatile.

        The market price of our common stock has fluctuated substantially in the past, and will continue to be subject to significant fluctuations in response to a variety of factors, including:

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  fluctuations in operating results, including as a result of compensation expense required by SFAS 123R, currency exchange fluctuations and the other variables set forth under "Company Risks—We experience fluctuations in operating income, which may cause our stock price to fluctuate.";

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  our liquidity needs and constraints;

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  the business environment, including the operating results and stock prices of companies in the industries we serve;

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  announcements concerning our business or that of our competitors or customers;

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  the introduction of new products or changes in product pricing policies by us or our competitors;

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  change in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry or failure of analysts to cover our common stock;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism and natural disasters or responses to such events;

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  sales of common stock by our directors and executive officers and the selling shareholders;

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  prevailing interest rates; and

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  perceived dilution from stock issuances.

        Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management's attention and resources. This could have a material adverse effect on our business, results of operation and financial condition.

Shares of common stock eligible for future sale, and additional equity offerings by us, may adversely affect our common stock price.

        The market price of our common stock could decline as a result of sales of substantial amounts of additional shares of our common stock in the public market, including the shares covered by this registration statement or in connection with future acquisitions, or the perception that such sales could occur. This could also impair our ability to raise additional capital through the sale of equity securities at a time and price favorable to us. As of the date of this prospectus, under our certificate of incorporation, as amended, we are authorized to issue 30 million shares of common stock, of which approximately 7.8 million shares of common stock were outstanding and approximately 0.6 million shares of common stock were issuable related to the exercise of currently outstanding stock options and to performance units.

        We may also decide to raise additional funds through public or private equity financing to fund our operations or for other business purposes. New issuances of equity securities would reduce your percentage ownership in us and the new equity securities could have rights and preferences prior to those of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

Our stock repurchase program could affect the price at which the shares are sold in this offering and could increase the volatility of the price of our common stock.

        On August 1, 2006, our board of directors authorized a stock repurchase program under which we may purchase up to $15 million of our common stock. The repurchase program has no specified expiration date. Repurchases may be made in the open market, in privately negotiated transactions or by other means, from time to time, subject to market conditions, applicable legal requirements and other factors. The existence of our stock repurchase program and any purchases under this program could result in an increase in the market price of our stock. In addition, purchases under this repurchase program could reduce the liquidity for our stock. Further, our repurchase program may be suspended at any time at our discretion, and any discontinuation could cause the market price of our stock to decline. Any increase or decrease in the market price of our stock could impact the price at which the shares in this offering could be sold.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

        We are a Delaware corporation and the anti-takeover provisions of Delaware law imposes various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing shareholders. For example, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested shareholder for a period of three years after the person becomes an interested shareholder.

        In addition, our restated certificate of incorporation and second amended and restated by-laws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our shareholders. These provisions include:

  •
  requiring supermajority approval of shareholders for certain business combinations or an amendment to, or repeal of, the by-laws;

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  prohibiting shareholders from acting by written consent without board approval;

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  prohibiting shareholders from calling special meetings of shareholders;

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  establishing a classified board of directors, which allows approximately one-third of our directors to be elected each year;

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  limitations on the removal of directors;

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  advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings;

  •
  permitting the board of directors to amend or repeal the by-laws; and

  •
  permitting the board of directors to designate one or more series of preferred stock.

        See "Description of Capital Stock" for additional information on this risk.

Our issuance of preferred stock could adversely affect holders of our common stock.

        We are currently authorized to issue one million shares of preferred stock in accordance with our restated certificate of incorporation, none of which is issued and outstanding. Our board of directors has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, the terms of our senior credit facility and our senior notes limit the amount we can pay in cash dividends on our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities and Exchange Act of 1934, as amended (Exchange Act), which represent our goals, beliefs, plan or expectations about our prospects for the future, such as our ability to generate sufficient working capital, the amount of Excess Availability under our credit facility, our ability to continue to maintain sales and profits of our operations and our ability to generate sufficient funds to meet our cash requirements. Forward-looking statements include all statements that are not historical fact and can be identified by terms such as "may," "intend," "might," "will," "should," "could," "would," "anticipate," "expect," "believe," "estimate," "plan," "project," "predict," "potential," or the negative of these terms. Although these forward-looking statements reflect our good-faith belief and best judgment based on current information, these statements are qualified by important factors, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including, but not limited to: the availability of raw materials; the ability to pass raw material price increases to customers in a timely fashion; the potential of technological changes that would adversely affect the need for our products; price fluctuations which could adversely impact our inventory; effects of rising fuel costs; expected disposal and proceeds received from discontinued operations and assets held for sale; changes in United States or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates, our estimates regarding our liquidity and capital requirements; and other factors listed in "Risk Factors" in this prospectus, in future prospectus supplements and documents incorporated by reference in this prospectus. Given these uncertainties, you should not place undue reliance on any such forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

        All proceeds from the disposition of the shares of common stock covered by this prospectus are solely for the accounts of the selling shareholders. We will not receive any proceeds from the disposition of the common stock by the selling shareholders.

        The selling shareholders are required to pay all underwriters' or broker-dealer discounts and commissions and fees and disbursements of their counsel. We are required to pay all other fees and expenses incident to this registration of our shares of common stock, including without limitation, all registration, filing, qualification, word processing, duplicating, and printers' fees, accounting fees (including fees related to special audits or comfort letters), NASD or listing fees, blue sky and state securities' fees, fees and disbursements of our counsel, fees and disbursements of any underwriter customarily paid by an issuer (such as liability insurance, if required), fees of any special experts, and reasonable out-of-pocket fees of the investment funds.

SELLING SHAREHOLDERS

        On February 4, 2005, Borden Holdings LLC (successor to Borden, Inc.) sold substantially all of its shares of our common stock to Bradley Louis Radoff and a group of investment funds advised or managed by Third Point LLC ("Third Point"). In connection with this sale, we entered into an agreement with J. Brendan Barba, our Chairman, President and Chief Executive Officer, Third Point and the applicable investment funds, pursuant to which:

  •
  we and Mr. Barba agreed to take all actions under our control to cause, depending on the percentage of stock ownership, up to two persons designated by the investment funds to be appointed and elected to our board of directors.

  •
  the investment funds and Mr. Radoff received demand and piggyback registration rights in respect of the shares of our common stock owned as of such date or thereafter acquired. The registration rights relating to such shares may be transferred to any transferee of such shares, provided that, the transferee is (i) an affiliate of the investment funds (or a partner of such investment funds or any of its affiliates) or (ii) holder of at least 1% of the Company's common stock after giving effect to such transfer.

  •
  we agreed to pay all expenses, except for underwriters' or broker-dealer discounts and commissions and fees and disbursements of counsel to the investment funds and Mr. Radoff, incurred in connection with (i) any completed or attempted piggyback registration, (ii) the first three demand registrations and (iii) any attempted demand registration prior to the third demand registration effected. See "Use of Proceeds."

  •
  we agreed to indemnify the investment funds and Mr. Radoff against certain losses, claims, damages and liabilities relating to the registration statement and prospectus and any supplements or amendments thereof.

        At the time of the foregoing sale, Mr. Radoff was providing certain consulting services to Third Point. On or about July 1, 2006, Mr. Radoff became an employee of Third Point.

        On August 1, 2006, we entered into a purchase agreement with Third Point, the above-referenced investment funds and Daniel Loeb, managing member of Third Point, pursuant to which we agreed to repurchase 850,000 shares of our common stock in a privately negotiated transaction at $36 per share ($30.6 million in aggregate). The repurchase, which closed on August 2, 2006 with respect to 505,000 shares and on August 3, 2006 with respect to the remaining 345,000 shares, reduced Third Point's, Mr. Loeb's and the investment funds' beneficial ownership of our common stock from approximately 23% to approximately 15%. Under the purchase agreement, Third Point, Mr. Loeb and the investment funds also:

  •
  agreed, for a period of two years from the second closing date, among other things, not to directly or indirectly acquire any of our voting securities, engage in any proxy solicitations with respect to us, seek to control us or influence our policies or assist or encourage others to take any of the foregoing actions; and

  •
  requested that the Company register their remaining 1,150,000 shares of our common stock, pursuant to which we have filed the registration statement, of which this prospectus constitutes a part.

        Upon notice of such registration request, Mr. Radoff requested that the Company register his 174,268 shares of our common stock pursuant to the registration statement, of which this prospectus constitutes a part.

        On August 1, 2006, we entered a related agreement with J. Brendan Barba, Third Point, the applicable investment funds and Mr. Radoff, whereby the investment funds agreed to terminate their right to appoint up to two members to our board of directors (as previously granted under the February 4, 2005 agreement).

        Except as set forth above, none of the selling shareholders has had a material relationship with us or any of our subsidiaries within the past three years, and none of the selling shareholders has held any position or office with us or any of our subsidiaries during such period.

        The following table sets forth information regarding the beneficial ownership of our common stock by each of the selling shareholders, which is based in part on information supplied to us by the selling shareholders identified below on October 6, 2006. The selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided such information. The table assumes that all of the shares held by the selling shareholders that may be offered under this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering. However, because the selling shareholders may sell all or some portion of the common stock listed in the table, pursuant to this prospectus or otherwise, we cannot assure you as to the actual number of shares and percentage outstanding that will be held by the selling shareholders after completion of the offering. We also do not know how long the selling shareholders will hold the shares before selling them. Information concerning the selling shareholders that changes over time will be presented in a prospectus supplement if and when required. The percentage of ownership shown in the table is based on 7,875,415 shares of common stock issued and outstanding as of October 6, 2006. Beneficial ownership is calculated in accordance with Rule 13d-3 of the Exchange Act; except as otherwise set forth below, each selling shareholder has sole voting and investment control over the shares it beneficially owns.

Selling Shareholder	Shares Owned and Ownership Percentage Prior to Offering (1)		Shares Being Offered	Shares Owned and Ownership Percentage After Offering
Third Point Ultra Ltd. (1)	142,000	2%	142,000	—	*
Bradley Louis Radoff	174,268	2%	174,268	—	*
Third Point Partners Qualified LP (1)	62,400	1%	62,400	—	*
Third Point Partners LP (1)	139,000	2%	139,000	—	*
Third Point Offshore Fund, Ltd. (1)	806,600	10%	806,600	—	*

Total:	1,324,268	17%	1,324,268	—	*

(1)
Shares voting and dispositive power with Third Point, LLC and Daniel S. Loeb.

PLAN OF DISTRIBUTION

        The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at varying prices determined at the time of sale, at prevailing market prices at the time of sale or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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  an exchange distribution in accordance with the rules of the applicable exchange;

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  privately negotiated transactions;

  •
  settlement of short sales;

  •
  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

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  through the writing or settlement of options or other hedging transactions, whether though an options exchange or otherwise;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may, subject to the transfer restrictions with respect to the registration rights, offer and sell the shares of common stock from time to time under this prospectus after we have filed a post-effective amendment to the registration statement, of which this prospectus forms a part, or a prospectus supplement under applicable provisions of the Securities Act supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

        In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may, subject to the transfer restrictions with respect to the registration rights, resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling shareholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may, subject to the transfer restrictions with respect to the registration rights, sell the shares of common stock from time to time under this prospectus after we have filed a post-effective amendment to the registration statement, of which this prospectus forms a part, or a prospectus supplement under applicable provisions of the Securities Act supplementing or amending the list of selling shareholders to include the pledgee, donee, transferee or other successors in interest as selling shareholders under this prospectus.

        The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a post-effective amendment to the registration statement, of which this prospectus forms a part, or a prospectus supplement. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        We are required to pay certain fees and expenses incident to the registration of the shares of common stock. See "Use of Proceeds." We have also agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, relating to the registration statement and prospectus and any supplements or amendments thereof.

        We have agreed with the selling shareholders to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of the sale of all shares registered in the registration statement, of which this prospectus is a part, or two years after the effective date of such registration statement. There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling shareholders. These rules may limit the timing, volume and pricing of purchases and sales of the shares by the selling shareholders. The selling shareholders have certified to us that they will comply with Regulation M, if applicable, and other applicable laws in connection with this offering.

        We are not an affiliated purchaser of the selling shareholders and therefore are not subject to Regulation M in connection with this offering by the selling shareholders. We intend to continue our stock repurchase program during this offering and will conduct such repurchase program in accordance with Rule 10b-18 of the Exchange Act, including the timing, volume, broker, price and other requirements of such rule. Any purchases we make under the repurchase program could result in an increase in the market price of our stock and therefore increase the price at which the shares could be sold in this offering. If we suspend the repurchase program, such discontinuation could cause the market price of our stock to decline and therefore decrease the price at which the shares could be sold in this offering. The repurchase program may also reduce the liquidity for our stock.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock currently consists of:

  •
  30,000,000 shares of common stock, par value $0.01 per share; and

  •
  1,000,000 shares of preferred stock, par value $1.00 per share.

        On October 6, 2006, we had 7,875,415 shares of common stock outstanding.

        The following summary of certain provisions of our common and preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation and our second amended and restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

Common Stock

        The holders of our common stock are entitled to one vote per share on all matters to be voted upon by shareholders. Subject to the relative rights, limitations and preferences of the holders of any then outstanding preferred stock, holders of our common stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by our board of directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding-up of the company, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. The holders of our common stock do not have cumulative voting rights in the election of directors and have no redemption rights, conversion rights or preemptive rights to subscribe for additional shares of our capital stock. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock which we may issue in the future.

Preferred Stock

        We are currently authorized to issue 1,000,000 shares of preferred stock, although no shares of preferred stock are outstanding as of the date hereof. Our board of directors may, without further action by our shareholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without shareholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

        We have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of our common stock.

Other Anti-Takeover Provisions in our Certificate of Incorporation and By-laws

        In addition to the board of directors' ability to issue shares of preferred stock, our restated certificate of incorporation and second amended and restated by-laws contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

        Classified Board.    Our certificate of incorporation provides for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board of directors will be elected each year. In accordance with Delaware General Corporation Law, directors serving on our classified board can only be removed by the shareholders for cause. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of the board until, subject to other restrictions under the Delaware General Corporation Law, our second annual shareholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

        Prohibiting Shareholder Action Through Written Consent.    Our certificate of incorporation and by-laws provide that shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting.

        Prohibiting Shareholders' Ability to Call Special Meetings.    Our certificate and by-laws provide that special meetings of our shareholders can only be called pursuant to a resolution adopted by a majority of our board of directors or by our president or the chairman of our board of directors. Shareholders are not permitted to call a special meeting or to require our board to call a special meeting.

        Advanced Notice Procedures for Shareholder Proposals.    Our by-laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to our board. Shareholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. These provisions may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

        Amendments to the Certificate of Incorporation or By-laws.    Our certificate of incorporation states that certain of its provisions can only be amended or repealed by the affirmative vote of at least 80% of the total votes eligible to be cast in the election of directors. Our certificate of incorporation also permits our board of directors to amend or repeal our by-laws to the extent permitted by applicable law. Our certificate of incorporation and by-laws further state that our by-laws can only be amended or repealed by our shareholders if such amendment or repeal receives the affirmative vote of at least 80% of the total votes eligible to be cast in the election of directors. These super-majority requirements enable a minority of our shareholders to exercise veto power over certain actions.

        Supermajority Approval of Shareholders for Certain Business Combinations.    Our certificate of incorporation requires the affirmative vote of at least 80% of the total votes eligible to be cast in the election of director for specified business combinations. This super-majority provision, which enables a minority of our shareholders to exercise veto power over such transactions, is similar (although not identical) to the provisions of Section 203 of the Delaware General Corporation Law described below.

Provisions of Delaware Law Governing Business Combinations

        We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any "business combination" transactions with any "interested shareholder" for a period of three years after the date on which the person became an "interested shareholder," unless:

  •
  prior to such date, the board of directors approved either the "business combination" or the transaction which resulted in the "interested shareholder" obtaining such status;

  •
  upon consummation of the transaction which resulted in the shareholder becoming an "interested shareholder," the "interested shareholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the "interested shareholder") those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the "business combination" is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested shareholder."

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a shareholder. In general, an "interested shareholder" is a person who, together with affiliates and associates (i) owns 15% or more of a corporation's voting stock or (ii) is an affiliate or associate of the corporation and, at any time within the last three years, owned 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

NASDAQ Global Market

        Our common stock is listed for quotation on the NASDAQ Global Market under the symbol "AEPI."

LEGAL MATTERS

        The validity of the shares of common stock offered in this offering has been passed upon by Honigman Miller Schwartz and Cohn LLP, Detroit. Michigan.

EXPERTS

        The consolidated financial statements and financial statement schedule of AEP Industries Inc. as of October 31, 2005 and 2004, and for each of the years in the three-year period ended October 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of October 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the October 31, 2005 consolidated financial statements refers to the Company's restatement of its consolidated financial statements as of and for the year ended October 31, 2004 as discussed in Note 2 of the notes to the October 31, 2005 consolidated financial statements.

        The audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of October 31, 2005, expresses KPMG LLP's opinion that AEP Industries Inc. and subsidiaries did not maintain effective internal control over financial reporting as of October 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following: "As of October 31, 2005, the Company did not maintain effective policies and procedures related to accounting for income taxes, including the determination and reporting of deferred income tax assets and liabilities. Specifically, the Company's policies and procedures did not provide for review of detailed analyses and supporting documentation by the Company's Vice President and Treasurer and Vice President and Controller. As a result, there were errors in the Company's deferred tax liability and provision for income taxes in previously issued financial statements. Accordingly, the Company has restated their consolidated financial statements for the fiscal year ended October 31, 2004 including the unaudited quarterly financial information for the third quarter of fiscal 2004, and these restated amounts reflect an increase in the provision for income taxes from continuing operations, a decrease in income from continuing operations and an increase in net loss."

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov, which also contains information about other issuers that file electronically with the SEC.

        We have filed with the SEC a registration statement on Form S-3, including exhibits, in connection with the common stock to be sold in this offering. This prospectus is part of the registration statement and does not contain all the information included in the registration statement. For further information about us and the common stock to be sold in this offering, please refer to the registration statement. When a reference is made in this prospectus to any contract, agreement or other document, the reference may not be complete and you should refer to the copy of that contract, agreement or other document filed as an exhibit to the registration statement or to one of our SEC filings.

        The SEC allows us to "incorporate by reference" into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

        We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Exchange Act:

  •
  our Annual Report on Form 10-K for the fiscal year ended October 31, 2005, as filed with the Commission on January 31, 2006, including all material incorporated by reference therein;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2006, April 30, 2006, and July 31, 2006, as filed with the Commission on March 13, 2006, June 9, 2006 and September 11, 2006, respectively, and including all material incorporated by reference therein;

  •
  our Current Reports on Form 8-K filed with the SEC on November 2, 2005, November 3, 2005, January 11, 2006, February 24, 2006, March 8, 2006, April 28, 2006, May 10, 2006, June 20, 2006 and August 3, 2006, and including all material incorporated by reference therein; provided, however, we are not incorporating any information furnished under either Item 2.02 or Item 7.01, or exhibits under Item 9.01 that relate to Item 2.02 or Item 7.01, of such Current Reports on Form 8-K; and

  •
  the description of our common stock contained in the Registration Statement on Form S-1 filed with the Commission on December 17, 1985, including any amendment or report filed for the purpose of updating such description.

        All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that the Registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01, or exhibits under Item 9.01 that relate to Item 2.02 or Item 7.01, of any Current Report on Form 8-K.

        Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated on deemed to be incorporated by reference herein, modifies on supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person to whom a prospectus is delivered. You may obtain a copy of the documents by submitting a written request to AEP's Corporate Secretary at 125 Phillips Avenue, South Hackensack, New Jersey 07606-1546 or by calling AEP at (201) 641-6600. Additional information about us is available at our web site located at http://www.aepinc.com, although information contained in our web site is not a part of this prospectus.

1,324,268 Shares

AEP INDUSTRIES INC.

Common Stock

PROSPECTUS

                                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and brokerage fees which will be paid by the selling shareholders. All amounts shown are estimates, except the SEC registration fee. The registrant has agreed to pay the costs and expenses set forth below.

Securities and Exchange Commission registration fee	$6,208
Legal fees and expenses	20,000
Accounting fees and expenses	6,000
Miscellaneous	2,500

Total	$34,708

Item 15. Indemnification of Directors and Officers.

        Pursuant to our restated certificate of incorporation, we have agreed to indemnify and hold harmless any director, officer, employee or agent from and against any and all expenses and liabilities imposed upon or incurred by such person in connection with, or as a result of, any proceeding in which such person may become involved, as a party or otherwise, by reason of the fact that such person is or was a director, officer employee or agent of ours at the time such expenses or liabilities were imposed or incurred, to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

        Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  •
  for any breach of the director's duty of loyalty to the corporation or its shareholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

  •
  for any transaction from which the director derived an improper personal benefit.

        Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that (i) indemnification may only be in respect of expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement and (ii) if such person will have been adjudged to be liable to the corporation, such indemnification for expenses can be made only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

        Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        As permitted by Section 145(g) of the DGCL, our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act, subject to certain exclusions and limitations.

Item 16. Exhibits

Exhibit No.	Description of Exhibit
4.1
Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to Registrant's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997, as filed on June 13, 1997)
4.2	Second Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K, filed November 2, 2005)
4.3
Agreement, dated as of February 4, 2005, by and among the Company, the Third Point LLC affiliated funds, Bradley Louis Radoff and J. Brendan Barba (incorporated by reference to Exhibit 99.1 to Registrant's Current Report on Form 8-K, filed February 10, 2005)
4.4
Purchase Agreement, dated as of August 1, 2006, by and among AEP Industries Inc., AEP Industries Finance Inc., Third Point LLC, Daniel S. Loeb, and the Third Point affiliated funds party thereto (incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on August 3, 2006)
4.5
Termination and Amendment Agreement, dated as of August 2, 2006, by and among AEP Industries Inc., Third Point LLC, Bradley Louis Radoff, J. Brendan Barba and the Third Point affiliated funds party thereto (incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on August 3, 2006)
5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP
23.1*	Consent of KPMG LLP
23.2*	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 5.1)
24.1*	Power of Attorney

*
previously filed

Item 17. Undertakings

        A. The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section l0(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        B.    The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South Hackensack, State of New Jersey on October 11, 2006.

AEP Industries Inc.
Dated: October 11, 2006	By:	/s/ J. BRENDAN BARBA J. Brendan Barba Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Dated: October 11, 2006	By:	/s/ PAUL M. FEENEY Paul M. Feeney Executive Vice President, Finance (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ J. BRENDAN BARBA* J. Brendan Barba	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	October 11, 2006
/s/ PAUL M. FEENEY Paul M. Feeney	Executive Vice President, Finance and Director (Principal Financial Officer)	October 11, 2006
/s/ LAWRENCE R. NOLL* Lawrence R. Noll	Vice President, Controller, Secretary and Director, (Principal Accounting Officer)	October 11, 2006
/s/ KENNETH AVIA* Kenneth Avia	Director	October 11, 2006
/s/ RICHARD E. DAVIS* Richard E. Davis	Director	October 11, 2006

/s/ FRANK P. GALLAGHER* Frank P. Gallagher	Director	October 11, 2006
/s/ PAUL E. GELBARD* Paul E. Gelbard	Director	October 11, 2006
/s/ LEE C. STEWART* Lee C. Stewart	Director	October 11, 2006
*By:	/s/ PAUL M. FEENEY Paul M. Feeney Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1
Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to Registrant's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997, as filed on June 13, 1997)
4.2	Second Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K, filed November 2, 2005)
4.3
Agreement, dated as of February 4, 2005, by and among the Company, the Third Point LLC affiliated funds, Bradley Louis Radoff and J. Brendan Barba (incorporated by reference to Exhibit 99.1 to Registrant's Current Report on Form 8-K, filed February 10, 2005)
4.4
Purchase Agreement, dated as of August 1, 2006, by and among AEP Industries Inc., AEP Industries Finance Inc., Third Point LLC, Daniel S. Loeb, and the Third Point affiliated funds party thereto (incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on August 3, 2006)
4.5
Termination and Amendment Agreement, dated as of August 2, 2006, by and among AEP Industries Inc., Third Point LLC, Bradley Louis Radoff, J. Brendan Barba and the Third Point affiliated funds party thereto (incorporated by reference to Exhibit 10.1 to Registrant's Current Report on Form 8-K, filed on August 3, 2006)
5.1*	Opinion of Honigman Miller Schwartz and Cohn LLP
23.1*	Consent of KPMG LLP
23.2*	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 5.1)
24.1*	Power of Attorney

*
previously filed

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II
SIGNATURES
EXHIBIT INDEX